EXHIBIT 23.1

                                               April 8, 2002




To Whom It May Concern:

The firm of James R. Bonzo, Certified Public Accountant consents to the inclusion of their report on the Financial Statements of Music Etc., Inc. of April 8, 2002 on the Financial Statements of Music Etc., Inc. as of March 31,2003 and March 31, 2002 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ James R. Bonzo
James R. Bonzo
Certified Public Accountant